Exhibit 21.1—List of Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization
CLTD Acquisition Co., LLC	Delaware, United States of America
CSB Acquisition Co., LLC	Delaware, United States of America
Deals.com, LLC	Delaware, United States of America
RNOT, LLC	Delaware, United States of America
Smallponds, LLC	Delaware, United States of America
Spectrawide Acquisition Co., LLC	Delaware, United States of America
WhaleShark Media Coöperatief U.A.	Netherlands
RetailMeNot, France, S.A.S.	France
RetailMeNot, Germany, GmbH	Germany
WhaleShark Media International C.V.	Netherlands
RetailMeNot Limited	United Kingdom
RetailMeNot B.V.	Netherlands
RetailMeNot UK Ltd	United Kingdom
WSM COOP, LLC	Delaware, United States of America
WSM CV, LLC	Delaware, United States of America